UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2004

GREAT LAKES BANCORP, INC.
(Exact name of registrant as specified in its charter)

New York	000-50267	13-4237490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York		14214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (716) 961-1900

                           Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure

        On June 17, 2004, Great Lakes Bancorp, Inc. ("Bancorp"), through Great Lakes Bancorp Statutory Trust I ("Trust"), issued 12,000 floating rate pooled trust preferred securities with a liquidation preference of $1,000 per security. The trust preferred securities represent an interest in the related junior subordinated debentures of Bancorp, which were purchased by the Trust and have substantially the same payment terms as these trust preferred securities. The junior subordinated debentures are the only assets of the Trust and interest payments from the debentures finance the distributions paid on the trust preferred securities. Distributions on the debentures are payable quarterly at a variable interest rate, reset quarterly, equal to 3-month LIBOR plus 2.70% and are included in interest expense in the consolidated statements of income.

        The trust preferred securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 17, 2034, at the option of Bancorp on or after June 17, 2009, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

        A portion of the proceeds from the issuance of the trust preferred securities were used on June 17, 2004 for payment in full of a note payable by Bancorp. The remaining proceeds will be used for general corporate purposes and will permit continued growth in deposits, assets and loans through expansion of Bancorp's existing lending and investment activities and possible further branching and acquisitions.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
(c)	Exhibits

99.1 Press Release dated June 17, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Bancorp, Inc.

Date: June 18, 2004	By:	/s/ Kim S. Destro
		Name:	Kim S. Destro
		Title:	Vice President & Chief Financial Officer

Exhibit 99.1

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